Exhibit 10.1

SECOND AMENDED AND RESTATED
LICENSE AGREEMENT

This second amended and restated license agreement (the “Agreement”) is made on the 21st day of May, 2010 effective as of the 26th day of September, 2006, by and between Argyll Biotechnologies, LLC, a closely-held Delaware limited liability company having a principal office at 10815 Rancho Bernardo Road, Suite 101, San Diego, California 92127 (“Argyll Biotech”), and Immunosyn Corporation, a Delaware corporation having a principal office at 10815 Rancho Bernardo Road, Suite 101, San Diego, California 92127 (“Immunosyn”), either or both of which may be referred to as a Party or the Parties to this Agreement.

In consideration of mutual promises, covenants and representations contained in this Agreement, Argyll Biotech and Immunosyn hereby agree as follows:

Definitions

“SF-1019” as used herein shall mean one or more pharmaceutical products for a Licensed Use that:  (i) is a caprine based serum filtered in a proprietary manner developed and owned by or licensed by Argyll Biotech, (ii) is developed during the term of this Agreement using technology previously developed by Argyll Biotech and chemically similar to those pharmaceutical products previously developed by Argyll Biotech ; and/or (iii) is a replacement for or an improvement of a pharmaceutical product defined under (i) or (ii) of this paragraph.

“Licensed Use” as used herein shall refer to the treatment, alleviation, and/or prevention of a disease or pathological condition in a human or animal, including, but not limited to, chronic inflammatory demyelinating polyneuropathy (“CIPD”), diabetic neuropathy, diabetic ulcers, diabetes myelitis, and human immunodeficiency virus infection.

1.    BACKGROUND

1.1           Argyll Biotech has identified and is investigating a novel class of pharmaceutical products, one of which is referred to as SF-1019, that increases the efficacy of the mammalian immune system and the ability of a mammal to resist and/or overcome a viral infection and immune system disorders.

1.2           Argyll Biotech has assumed the organization, management and administration of the continued development of SF-1019, including, but not limited to, all financial commitments and requirements associated with the necessary analysis of SF-1019.  Based on preliminary experiments, SF-1019 is an effective treatment for a plurality of viral and immune system disorders including conditions related to CIDP, diabetes myelitis, and human immunodeficiency virus infection.  Argyll Biotech intends to develop and procure regulatory and other approval for the marketing, sale and distribution of one or more commercial forms of SF-1019.

1.3           Immunosyn was organized and capitalized for the purpose of marketing, distributing and selling SF-1019 and other novel bio-pharmaceutical products throughout the world.  Following its formation and capitalization, Immunosyn has committed to raising a substantial amount of capital that will be used, in part, to finance a marketing and distribution network for those products.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

1.4           Argyll Biotech now desires to license to Immunosyn, and Immunosyn now desires to procure a license from Argyll Biotech, for the marketing, sale and distribution of SF-1019 for the Licensed Use pursuant to the terms, conditions, and limitations described in this Agreement.

2.           GRANT OF RIGHTS

2.1           Subject to the terms and conditions of this Agreement, Argyll Biotech grants to Immunosyn an exclusive, worldwide commercial license to market, distribute, sell, and promote SF-1019 solely for the Licensed Use.  Unless expressly stated herein, no other license and rights are granted by Argyll Biotech.

2.2           Subject to the terms and conditions of this Agreement, Argyll Biotech hereby grants to Immunosyn an exclusive, worldwide license to any and all intellectual property which is owned by, assigned to or licensed by Argyll Biotech for the sole purpose of marketing, distribution, sale and promotion of SF-1019 for the Licensed Use.

2.3           Immunosyn does not have the right to sublicense the rights granted under Section 2.1 to any third party including without limitation any subsidiaries or affiliates of Argyll Biotech absent the express written agreement of Argyll Biotech.

2.4           (a)           Argyll Biotech further grants to Immunosyn the non-exclusive, worldwide right to use trademarks, service marks, logo, and other source-identifying indicia that Argyll Biotech may create for SF-1019 (the “Trademarks”).

(b)           All use of Trademarks by Immunosyn shall clearly indicate that Argyll Biotech is the owner of the Trademarks.  At least ten business days prior to any new use of Trademarks, Immunosyn shall provide Argyll Biotech with samples of proposed literature and advertising using the Trademarks for approval by Argyll Biotech.  If no objection is received from Argyll Biotech within five business days of receipt of such samples, Immunosyn may use the Trademarks in the manner used in the samples submitted for approval.

(c)           If necessary in any country to permit Immunosyn to use the Trademarks, Argyll Biotech shall make application to register Immunosyn as a permitted user or registered user of the Trademarks and, if necessary, or if requested by Argyll Biotech, Immunosyn undertakes to join in such application and to take such action as may be necessary or requested by Argyll Biotech to implement such application or retain, enforce or defend the Trademarks.  If necessary in any country to maintain Argyll Biotech’s rights in the Trademarks, Immunosyn shall enter into a registered user agreement or permitted user agreement regulating its use of the Trademarks.

(d)           Immunosyn acknowledges that Argyll Biotech is the owner of the Trademarks.  Immunosyn shall not at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing or tending to impair such ownership.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

Immunosyn agrees that all use of the Trademarks by Immunosyn shall inure to the benefit of and be on behalf of Argyll Biotech.  Immunosyn acknowledges that nothing in this Agreement shall give Immunosyn any right, title or interest in the Trademarks other than the right to use the Trademarks in accordance with this Agreement.  Immunosyn agrees that it will not challenge the title or ownership of Argyll Biotech to the Trademarks or attack or contest the validity of the Trademarks.

(e)           Argyll Biotech, in consultation with Immunosyn, shall register and maintain the Trademarks, or cause the Trademarks to be registered and maintained, in those countries in which such Trademarks shall be used, at Argyll Biotech’s sole expense.  If either Party learns of any actual, alleged or threatened unauthorized use or other infringement of the Trademarks by others in any country, that Party agrees to promptly notify the other Party of such unauthorized use or other infringement.  Argyll Biotech shall use reasonable efforts, as determined in its sole and unfettered discretion, to retain, enforce or defend the Trademarks.

(f)           To the extent permitted by law, all labeling, packaging, literature, promotional material and advertising for a SF-1019 that is marketed, distributed or sold by Immunosyn in any country shall contain Argyll Biotech’s name and logo with comparable prominence as the name and logo used by Immunosyn.  To the extent practicable, or as required by applicable law to protect the Trademarks, Immunosyn shall include on any material bearing any Trademarks an acknowledgement that such Trademark is the property of Argyll Biotech.

2.5           At any time during the first five (5) years after execution of this Agreement (the “Option Period”), Immunosyn shall have, and Argyll Biotech hereby grants to Immunosyn, a right of first negotiation to enter into an arrangement with Argyll Biotech (including, without limitation, any co-development, co-promotion, research and development, commercialization or intellectual property license agreement, joint venture, partnership, or other partnering relationship) for the licensing of any intellectual property or know-how owned by Argyll Biotech, or to which Argyll Biotech has an exclusive license, involving compounds or products which are not part of SF-1019 (“License Relationship”).

(a)           In the event that Argyll Biotech is interested in establishing a License Relationship with a third party during the Option Period, Argyll Biotech shall give written notice thereof to Immunosyn, together with any and all materials and relevant information and data regarding the subject matter of such proposed License Relationship that Argyll Biotech has in its possession or control.

(b)           With respect to each License Relationship, Immunosyn shall have ninety (90) days after receipt of such written notice and all such information and data to enter into a non-binding letter of intent with Argyll Biotech containing the proposed material terms of an agreement regarding the License Relationship.  During such 90-day time period, Argyll Biotech shall not negotiate such a License Relationship with any third party.  In the event that Immunosyn and Argyll Biotech do not enter into a non-binding letter of intent as aforesaid, Argyll Biotech shall be free to proceed to negotiate with any third parties as it deems appropriate without any further obligation to Immunosyn.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

2.6           To facilitate the marketing, sale and distribution rights licensed to Immunosyn under this Agreement Argyll Biotech grants to Immunosyn full access to Argyll Biotech’s research and development files and activities, including without limitation medicinal chemistry, screening, clinical trial protocols and results, and other similar materials, relating to SF-1019 all at such times and under such conditions as the Parties may agree to avoid disruption and interference with the orderly operation of Argyll Biotech’s research and development.

2.7           All rights not expressly granted in this Agreement are reserved by Argyll Biotech, and no implied licenses shall be deemed granted to Immunosyn by contract or by law.  Without limitation on the foregoing, Argyll Biotech reserves all rights to make SF-1019 or have SF-1019 made by others on its behalf.

3.           DEVELOPMENT AND REGULATORY MATTERS

3.1           (a)           The Parties acknowledge that Argyll Biotech currently intends in the future to submit an initial regulatory registration application for use of SF-1019 with respect to a Licensed Use with one or more regulatory bodies, such as the United States Food and Drug Administration or a foreign regulatory bodies (the “Initial Regulatory Filing”).  Until the Initial Regulatory Filing is made and continuing indefinitely thereafter, Argyll Biotech shall be solely responsible for conducting clinical studies and all other regulatory matters, manufacturing matters and/or pre-clinical studies necessary to support, prepare and file the Initial Regulatory Filing, and Argyll Biotech shall use all commercially reasonable efforts necessary to make such Initial Regulatory Filing.  Argyll Biotech shall keep Immunosyn informed as to the status of such efforts, shall permit Immunosyn to review and privately to Argyll Biotech comment on the Initial Regulatory Filing and each subsequent regulatory filing during each filing’s preparation, and shall consult with Immunosyn regarding the preparation of the Initial Regulatory Filing and each subsequent filing.

(b)           Promptly after the execution date of this Agreement, Argyll Biotech shall deliver to Immunosyn copies of relevant and material data, studies and other written materials in Argyll Biotech’s possession as of the execution date of this Agreement relating to SF-1019, its predecessors and cognates, including without limitation any necessarily related patents, patent applications and know-how.

(c)           During the term of this Agreement:  (i) each Party shall provide to the other Party any material data or other information relating to SF-1019, including without limitation any such information relating to patents, patent applications and know-how, from time to time as such data and information is developed or acquired by such Party; and (ii) each Party shall deliver to the other Party all data relating to SF-1019 studies being conducted by or on behalf of either Party promptly after such data become available.

(d)           All such data and information exchanged or required to be exchanged by the Parties pursuant to this Section 3.1 shall be owned by Argyll Biotech, whether in Argyll Biotech’s possession or control as of the execution date of this Agreement or developed by any Party during the term of this Agreement.  Argyll Biotech hereby grants Immunosyn the right to use all such data and information Immunosyn in accordance with its obligations and license rights under this Agreement.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

3.2           Argyll Biotech shall own all regulatory approvals that may result from the Initial Regulatory Filing or subsequent filings in any country or territory in which such filings are made (each a “Registration”), including, without limitation, Registrations granting pricing and reimbursement approvals for any country or territory as the same may be granted or issued by the appropriate regulatory body for such country or territory.

3.3           (a)           Within one hundred eighty (180) days after the execution date of this Agreement, Argyll Biotech may prepare and submit to Immunosyn, a clinical budget containing the budget for the conduct of proposed clinical development plans for the development of SF-1019 for calendar years 2010 through and including 2012, on a calendar year-by-calendar year basis (such budgets, as modified from time to time, are referred to as “Clinical Budgets”).

(b)           Also within one hundred eighty (180) days after the execution date of this Agreement, Argyll Biotech may prepare and submit to Immunosyn a clinical development plan for calendar years 2010 through 2012 describing Argyll Biotech’s proposed program for obtaining regulatory approval for the Licensed Use of SF-1019.  Such clinical development plan shall include:  (i) a plan for the rapid and orderly commencement of those clinical and other studies ongoing with respect to SF-1019; (ii) the allocation of regulatory strategy and responsibility for continued development of SF-1019; (iii) the research and development activities for the development of SF-1019 for calendar years 2010 through 2012, including the allocation of resources, which shall be consistent with the proposed clinical budget for such period; (iv) “go/no go” decision criteria for each stage of development of SF-1019; (v) timelines for scientific, medical, regulatory and other activities to be undertaken by Argyll Biotech for the purpose of obtaining Registrations for SF-1019 in each country in which SF-1019 will be marketed, distributed and sold for the Licensed Use, and providing marketing support and developing new indications and formulations for SF-1019.  Every clinical development plan for the relevant period shall include clinical studies required for approval of new indications within the Licensed Use.

(c)           Argyll Biotech will be primarily responsible for implementing the regulatory strategy for SF-1019 in all countries in which SF-1019 will be marketed, sold and distributed for a Licensed Use, including, without limitation, responsibility for all regulatory compliance, worldwide safety surveillance, adverse event reporting and all other necessary support services.

(d)           Any and all changes to any clinical development plan and/or the Clinical Budgets shall be at the sole and unfettered discretion of Argyll Biotech.

3.4           (a)           Argyll Biotech shall be responsible for the preparation of all protocols and the conduct of all activities relating to any Registrations and all Initial and other Regulatory Filings necessary or desirable to register SF-1019 for a Licensed Use in any country.  Argyll Biotech shall also conduct all communications with all regulatory authorities during the registration process.  During such process, Immunosyn shall collaborate and cooperate with Argyll Biotech in the preparation and filing of all documents necessary therefore and all regulatory interactions and compliance with regulatory authorities in any country.  All regulatory activities (including without limitation adverse event reporting) in accordance with this Agreement and the clinical development plans shall be conducted on behalf of Argyll Biotech.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

Argyll Biotech shall appoint Immunosyn as its agent for regulatory compliance and all other regulatory activities for which Immunosyn is responsible.

(b)           Argyll Biotech shall supply clinical materials necessary for all studies to be conducted pursuant to the clinical development plans specified herein.  Such clinical materials shall be supplied in accordance with, in all material respects, clinical good manufacturing practices (“cGMP”), at least ninety (90) days prior to the anticipated delivery date for each shipment thereof.

(c)           In connection with performing its obligations pursuant to the clinical development plans, each of Immunosyn and Argyll Biotech shall use all commercially reasonable efforts to perform such responsibilities diligently, with the objective of maximizing the sales potential of SF-1019 for a Licensed Use and promoting the therapeutic profile and benefits of SF-1019 for that use in the most commercially beneficial manner.  Without limiting the generality of the foregoing, each such Party shall:

(i)            cooperate with the other Party to implement the clinical development plans, and such other activities that, from time to time, Argyll Biotech decides are necessary for the commercial success of SF-1019;

(ii)           use commercially reasonable efforts to perform the work set out for such Party to perform in the clinical development plans;

(iii)           conduct all work pursuant to the clinical development plans in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP, good laboratory practice and current good clinical practice to attempt to achieve the objectives of the clinical development plans efficiently and expeditiously; and

(iv)           maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the clinical development plans in the form required under all applicable laws and regulations.  The other such Party shall have the right, during normal business hours and upon reasonable prior written notice, to inspect and copy all such records at its own expense, so long as doing so is not unreasonably disruptive.  The other such Party shall maintain such records and information contained therein in confidence in accordance with this Agreement and any confidentiality agreements that may be effective as between the Parties hereto, and shall not use such records or information except to the extent otherwise permitted by this Agreement.

(v)           Immunosyn shall permit duly authorized representatives of Argyll Biotech to inspect, on the premises of Immunosyn, at all reasonable times, all products sold by Immunosyn including any products sold or offered for sale under the Trademarks, Immunosyn’s quality control records, and Immunosyn’s facilities used in or relating to the marketing, distribution or sale of SF-1019 to insure compliance with current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

3.5           Argyll Biotech shall be responsible for the one hundred per cent of the development costs related to SF-1019 for the Licensed Use.

3.6           In the event that registration of an Initial Regulatory Filing is denied or is materially delayed by the relevant regulatory authority, then Argyll Biotech shall as soon a practical:  (a) reassess the relevant clinical development plan to address the regulatory authority’s objections and questions, (b) provide Immunosyn notice of such developments, (c) from time to time as additional such developments arise, provide Immunosyn notice of such additional developments, and (d) keep Immunosyn reasonably informed of all deliberations regarding all such developments.  As used in this Section 3.6, a material delay is a delay arising from a requirement set forth by the regulatory authority that Argyll Biotech conduct additional clinical studies not conducted in connection with the submission of the Initial Regulatory Filing.  In the event of a material delay, Argyll Biotech shall apply its sound scientific, commercial and regulatory judgment with all deliberate speed to determine whether or not it is in the best interest of both of Immunosyn and Argyll Biotech to go forward with the conduct of any additional clinical studies required by the regulatory authority.

3.7           Argyll Biotech shall have the right to immediately suspend the relevant clinical development activities with respect to SF-1019 for a Licensed Use in the event that Argyll Biotech determines that there exist significant concerns relating to patient safety with respect to a clinical study.  Upon making the determination to suspend such clinical activities, Argyll Biotech shall notify Immunosyn in writing immediately, but not later than ten (10) business days after such suspension, of any such suspension and the reasons therefore.  Argyll Biotech shall then promptly determine what actions should be taken with respect to such clinical activities.  Once a determination is made with respect to the appropriate actions to be taken, Argyll Biotech shall review and re-evaluate the relevant clinical development plan and the clinical budget and make any changes necessary to implement such actions.

3.8           Each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions of such Party or its affiliates, including their respective directors, officers, employees and agents and for the activities and obligations of such Party pursuant to this Section 3.

4.           DISTRIBUTION AND PROMOTION

4.1           Immunosyn shall use all commercially reasonable efforts to launch, promote and sell SF-1019 for the Licensed Uses in each country in which regulatory approval for such Licensed Use is obtained and to perform such responsibilities diligently, with the objective of maximizing the sales potential of SF-1019 and promoting its therapeutic profile and benefits in the most commercially beneficial manner.

4.2           (a)           In connection with its responsibilities for distribution, marketing and sales of SF-1019 for the Licensed Use, Immunosyn shall provide all sales force (including, without limitation, sales administration and training), order entry, customer service, reimbursement management, medical affairs, medical information, marketing (including all advertising and promotional expenditures), warehousing, physical distribution, invoicing, credit and collections, production forecasting and other related facilities and services necessary or desirable for such distribution, marketing and sales.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

4.3           Immunosyn shall prepare proposed-marketing and promotional plans for SF-1019 for each country in which SF-1019 may be marketed and sold for the Licensed Use, which shall include plans related to the prelaunch, launch, promotion and sales and which shall include but not be limited to pricing strategy, sales targets, forecasts for the number of sales representatives, copies of promotional materials, and a reasonably descriptive overview of the marketing and advertising campaigns proposed to be conducted (the “Marketing Plans”).  Immunosyn shall provide copies of the proposed Marketing Plans to Argyll Biotech for Argyll Biotech’s review and comment as soon as practicable after preparation and as frequently as may be required based upon Immunosyn’s usual marketing campaign cycles, but in no case less that once each calendar year.  Immunosyn shall in good faith include all comments received from Argyll Biotech on any such Marketing Plan, and will provide Argyll Biotech with a copy of the final Marketing Plan as soon as it is available.  The Parties intend and expect that, except for the first Marketing Plan to be prepared after execution of this Agreement, each subsequent Marketing Plan for each calendar year will be finalized no later than the first day of December of the immediately preceding calendar year.  Any such final Marketing Plan may be reviewed and revised in accordance with Immunosyn’s usual internal practices, provided that Argyll Biotech shall be provided copies of the proposed revisions, and given the same opportunity to comment and consideration as provided to Argyll Biotech for the initial Marketing Plans.

4.4           Argyll Biotech shall have the right to participate in the planning of promotional materials and promotional activities with respect to SF-1019 for the Licensed Use.  All promotional materials and promotional activities shall be developed by Immunosyn, with optional input from Argyll.  Such activities may include symposia, key opinion leader events, and similar such events.  Prior to finalizing such promotional materials and promotional activities, Immunosyn shall include Argyll Biotech in its internal circulation of information regarding such promotional materials and events during the development of such promotional materials and any event related materials and upon the finalization of such materials.

4.5           Argyll Biotech shall have the right to promote SF-1019 for the Licensed Use and any other use in any country in which regulatory approval for such promotion has been obtained.

(a)           Argyll Biotech shall have the right to have its sales force and medical liaison personnel participate in the promotion of SF-1019 throughout the world.

(b)           Argyll Biotech will be included in, and have the right to participate in, all promotional activities being conducted by Immunosyn pursuant to the then current Marketing Plan, including participation in symposia, key opinion leader events, and the like.  Immunosyn shall provide Argyll Biotech’s sales force with all promotional materials and support services to the same extent available to Immunosyn’s sales force.  Argyll Biotech shall not be required to reimburse Immunosyn for Immunosyn’s incremental costs and expenses associated with providing such materials and services to Argyll Biotech’s sales force.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

4.6           From and after the execution date of this Agreement, each of Argyll Biotech and Immunosyn shall be responsible for its own distribution costs, sales costs, marketing costs, general and administrative costs, and/or other operating income/expense items.

5.           LICENSE FEES

5.1           As consideration to Argyll Biotech for the rights granted to Immunosyn under this Agreement, Immunosyn shall issue to Argyll Biotech one hundred forty seven million (147,000,000) shares of common stock in Immunosyn, as described in the Private Placement Memorandum dated August 2006 (the “License Fee”);

5.2           If and to the extent that the proceeds received by Argyll Biotech from the disposition of Immunosyn’s stock issued under Section 5.1, herein, net of all fees, taxes and expenses, are insufficient to fund Argyll Biotech’s clinical budget for obtaining regulatory approval for sale of SF-1019 in the United States and the United Kingdom (“Development Completion”), Immunosyn shall pay a royalty to Argyll Biotech equal to four and one-half per cent (4.5%) of its gross receipts (the “Royalty Fee”) from sales of SF-1019 for the Licensed Use until Argyll Biotech’s said development costs have been reimbursed in full.

5.3           All payments to Argyll Biotech shall be final and non-refundable, regardless of any termination or suspension of this Agreement; provided, however, that the Parties may agree to the return, repayment or refund by Argyll Biotech to Immunosyn of all or any agreed portion of the License Fee previously paid by Immunosyn to Argyll Biotech in the event that Argyll Biotech shall have breached or defaulted in the performance of one or more of its material obligations hereunder, and such default shall have continued for 45 days after written notice thereof was provided to Argyll Biotech by Immunosyn (or, if such default cannot be cured within such 45-day period, if Argyll Biotech does not commence and diligently continue actions to cure such default during such 45-day period).

6.           PAYMENTS AND REPORTS

6.1           Commencing with Immunosyn’s first commercial sale of SF-1019 (“First Commercial Sale”) and continuing thereafter, Immunosyn shall submit to Argyll Biotech monthly statements which shall set forth the amount of its gross sales of SF-1019 and the calculation of Royalty Fees due on such gross sales for such month (the “Royalty Reports”).  For the purpose of this Agreement, any compassionate use of SF-1019 in any country shall not be construed as commercial sale as used herein.

6.2           Immunosyn shall submit its Royalty Reports on the fifth business day following the close of such month (closed in accordance with Immunosyn’s then standard practices) with sufficient detail to enable Argyll Biotech to determine the facts relied upon by Immunosyn in calculating the Royalty Fee.

6.3           Immunosyn shall make all payments required under this Agreement in U.S. Dollars.  Whenever conversion of payments from any foreign currency shall be required, such conversion shall be at the rate of exchange used by Immunosyn for its own financial reporting purposes at such time without taking into account the effect of any hedging transactions by Immunosyn or its Affiliates.

6.4           Immunosyn shall keep complete and accurate records pertaining to the sale of SF-1019.  Immunosyn shall permit an independent, certified public accountant appointed by Argyll Biotech and reasonably acceptable to Immunosyn, at reasonable times and upon reasonable notice but not more often than two times each calendar year, to examine such records as may be necessary to determine the correctness of any report or payment made under this Agreement, to determine the consistency of actual expenditures versus the budgeted expenditures set forth in any clinical budget and/or any marketing budget, as the case may be, or obtain information as to the determination of aggregate net sales, operating profit or loss, development costs, distribution costs, sales costs, marketing costs, general and administrative costs and other operating income/expense.  Results of any such examination shall be made available to all Parties except that said independent, certified public accountant shall verify to Argyll Biotech such amounts and shall disclose no other information revealed in such audit.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

6.5           Immunosyn shall bear the full cost of the performance of any audit requested by Argyll Biotech except as hereinafter set forth.  If, as a result of any inspection of the books and records Immunosyn, it is shown that payments made by Immunosyn to Argyll Biotech under this Agreement were less than the amount which should have been paid, then Immunosyn shall within thirty days thereafter make all payments required to be made to eliminate any discrepancy revealed by said inspection plus all costs of such audit.

7.           MANUFACTURE AND SUPPLY

7.1           Commencing on the execution date of this Agreement and thereafter during the term of this Agreement, Argyll Biotech (or its affiliates) shall be responsible for the manufacture of all requirements of SF-1019 for clinical and commercial use pursuant to this Agreement, including, without limitation, all product labeling and other package inserts and materials required by the applicable regulatory authorities.  Argyll Biotech shall use commercially reasonable efforts to ensure that all services, facilities and goods used in connection with such manufacture comply with the applicable Manufacturing Standards in effect from time to time.

7.2           Argyll Biotech shall use good faith efforts to supply Immunosyn with all of Immunosyn’s requirements for SF-1019 for commercial use (which shall be deemed to include all of the requirements of Immunosyn’s distributors), and Immunosyn shall purchase from Argyll Biotech all of such requirements for SF-1019.  Immunosyn shall place orders for the requirements of its distributors, and either have Argyll Biotech ship directly to such distributors or to Immunosyn for its reshipment to such distributors.

7.3           It is agreed by the Parties that the purchase price of SF-1019 sold by Argyll Biotech to Immunosyn shall be forty percent (40%) of the “Gross Sales Price” (as defined) of SF-1019.  The “Gross Sales Price” shall be determined as the price at which SF-1019 is advertised for sale to a third party consumer by Immunosyn or Immunosyn’s affiliates or sublicensees as permitted under Section 2.3.  The Gross Sales Price shall be determined by mutual agreement of the Parties; provided, however, that in no event shall it be less than 2.5 times Argyll Biotech’s fully burdened manufacturing cost, research and development expenses, administrative overhead and standard-mark up customary for similar products and manufacturers.  Notwithstanding the preceding sentence, the Parties may agree to a lesser Gross Sales Price and even a Gross Sales Price of zero for the sale of SF-1019 to third parties for research and/or compassionate use purposes.  The purchase price of SF-1019 by Immunosyn under the License Agreement for any sale or use that would not constitute a sale to a third party consumer shall be determined solely by Argyll Biotech.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

7.4           (a)           All quantities of SF-1019 supplied by Argyll Biotech pursuant to this Section 7 will comply in all material respects with all applicable Manufacturing Standards and shall adhere in all material respects to all applicable governmental laws and regulations relating to the manufacture, sale and shipment of each shipment of SF-1019 at the time shipped by Argyll Biotech hereunder.

(b)           At its sole and unfettered discretion, Argyll Biotech may conduct, or cause to be conducted, quality control testing of SF-1019 prior to shipment, in accordance with appropriate specifications and applicable Manufacturing Standards as are in effect from time to time and such other quality control testing procedures adopted by Argyll Biotech from time-to-time (collectively, the “Testing Methods”).  Initially and until decided otherwise, the Testing Methods shall include and Argyll Biotech shall undertake all FDA required release testing.  Argyll Biotech shall retain records pertaining to such testing.  Each shipment of SF-1019 Product(s) hereunder shall be accompanied by a certified quality control protocol and certificate of analysis for each lot of SF-1019 therein as well as such customs and other documentation as is necessary or appropriate.

(c)           Immunosyn shall have the right, at reasonable times and upon reasonable notice, to inspect all facilities at which SF-1019 is manufactured pursuant to this Section 7 for compliance with cGMP, subject to existing agreements with third party manufacturers.

7.5           (a)           Immunosyn shall test or cause to be tested SF-1019 supplied under this Section 7 in accordance with Immunosyn’s customary procedures within 30 days of its receipt at Immunosyn’s facility or that of its designee.  Immunosyn or its designee shall have the right to reject any shipment of SF-1019 made to it under this Agreement that does not meet the agreed-upon specifications and applicable Manufacturing Standards in any material respects when received by it at such destination when tested in accordance with the Testing Methods.  All claims by Immunosyn of non-conforming SF-1019 shall be deemed waived unless made by Immunosyn in writing and received and materially accepted by Argyll Biotech within such 30-day period.

(b)           All claims of non-conforming SF-1019 shall be accompanied by a report of analysis (including a sample of SF-1019 from the batch analyzed) of the allegedly non-conforming SF-1019 that shall have been made by Immunosyn or its designee, using the Testing Methods.  Argyll Biotech shall undertake its own analysis of such sample after receiving such claim and report from Immunosyn.  If, after its own analysis, Argyll Biotech does not confirm such non-conformity, Immunosyn may submit the disputed SF-1019 to an independent testing laboratory, to be agreed upon by Argyll Biotech, for testing in accordance with the Testing Methods.  The findings of such laboratory shall be binding on the Parties, absent manifest error.  Expenses of such independent testing shall be borne by either Immunosyn or Argyll Biotech depending on which such Party’s initial findings are contradicted by the independent laboratory.  In the event that any SF-1019 shipment or batch thereof is ultimately agreed or found not to meet the agreed upon specifications and/or applicable Manufacturing Standards for which Argyll Biotech is responsible under this Agreement, Argyll Biotech agrees to replace such shipment or batch with conforming SF-1019.  Immunosyn shall promptly return any such rejected shipment to Argyll Biotech at Argyll Biotech’s expense.  In the event that any SF-1019 shipment or batch thereof is ultimately found to meet the agreed upon specifications and applicable Manufacturing Standards, Immunosyn shall accept and pay for such shipment or batch.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

(c)           Upon Argyll Biotech’s receipt and confirmation that a claim that a shipment or batch thereof of SF-1019 does not meet the agreed upon specifications and/or applicable Manufacturing Standards, Argyll Biotech shall use commercially reasonable efforts to replace such shipment or batch thereof with an additional shipment of SF-1019 as soon as practicable.

7.6           The Parties acknowledge and agree that Argyll Biotech currently obtains SF-1019 through contractual arrangements with a third party manufacturer.  Upon the execution and delivery of this Agreement, Argyll Biotech maintains that, to the best knowledge of Argyll Biotech, it is not in breach under any such contracts and that data and information provided to Immunosyn by Argyll Biotech relating to such contracts is accurate and complete in all material respects and contains no material errors or omissions.

7.7           (a)           Argyll Biotech shall notify Immunosyn (i) as promptly as possible, but in no event more than ten days after Argyll Biotech’s receipt of a firm order for SF-1019 from Immunosyn, or (ii) immediately upon becoming aware that Argyll Biotech is unable to supply the quantity of SF-1019 to Immunosyn that Argyll Biotech is required to supply hereunder, if Argyll Biotech is unable to supply such quantities of SF-1019.  In such event, Argyll Biotech shall implement commercially reasonable efforts to remedy such shortage, including through the use of third party manufacturers for all or a portion of such quantities of SF-1019, as determined are necessary by Argyll Biotech and Immunosyn.

(b)           In the event that Argyll Biotech is unable to supply Immunosyn’s requirements of SF-1019 due to force majeure or otherwise, Argyll Biotech shall allocate the SF-1019 that Argyll Biotech has in inventory and that Argyll Biotech is able to produce among the quantities of all such requirements, so that Immunosyn receives at least its proportionate share of such available supplies, as determined from reasonable forecasts (taking into consideration past sales and sales performance against forecast) and orders for SF-1019.

7.8           All purchases by Immunosyn shall be made pursuant to written purchase orders which shall be accepted by Argyll provided they comply with the terms of this Agreement.  The printed terms on any purchase order or order acknowledgement which would otherwise modify, supplement or affect the terms of this Agreement shall be of no force or effect.  Argyll shall not be required to deliver quantities which have not been scheduled by Immunosyn in written forecasts submitted to Argyll at least three months prior to the expected date of delivery.  All shipments shall be delivered by Argyll at its place of manufacturing, and Immunosyn shall be responsible for arranging and payment of all costs of shipment and delivery to destination, including export and import.

8.           OWNERSHIP; PATENTS; TRADEMARKS

8.1           Argyll Biotech owns all right, title and interest in and to any and all the intellectual property that relates to this Agreement and Immunosyn’s activities hereunder subject.  All new or useful process, manufacture, compound, composition of matter, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how, to the extent relating to, derived from and useful for the manufacture, use or sale of SF-1019 (including, without limitation, the formulation, delivery or use thereof in the commercial marketplace), including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications, whether patentable or unpatentable, that is conceived or first reduced to practice or demonstrated to have utility during the term of this Agreement, including all documentation thereof in written or electronic media (collectively, the “Inventions”) developed by any Party or jointly by Argyll Biotech and Immunosyn shall be owned exclusively by Argyll Biotech, except for Inventions developed solely by Immunosyn which have general utility in connection with other products and/or compounds in addition to a SF-1019 (“Immunosyn Inventions”).  Immunosyn shall promptly take any action reasonably necessary or desired by Argyll Biotech, and at its own expense, to confirm Argyll Biotech’s ownership of such Inventions and also all Immunosyn Inventions.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

8.2           (a)           Argyll Biotech shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents that relate to Inventions throughout the world.  In connection therewith, Argyll Biotech shall generally consult with Immunosyn on all future filings with respect to patents and the prosecution and maintenance of such patents that are directly related to Immunosyn activities hereunder, including where appropriate or reasonably requested by Immunosyn, providing copies to Immunosyn of any such filings made to, and written communications received from, any patent office relating, in whole or in part, to patents.  Argyll Biotech shall, in its sole and unfettered discretion, pay all costs and expenses of filing, prosecuting and maintaining patents covering Inventions derived from the development of SF-1019.  Immunosyn shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to Immunosyn Inventions throughout the world.  In connection therewith, Immunosyn shall generally consult with Argyll Biotech on all future filings with respect to such patents and the prosecution and maintenance of such patents, including where appropriate or reasonably requested by Argyll Biotech, providing copies to Argyll Biotech of any such filings made to, and written communications received from, any patent office relating, in whole or in part, to such patents.  Immunosyn shall pay all costs and expenses of filing, prosecuting and maintaining patents covering Immunosyn Inventions.  Notwithstanding the foregoing, Argyll Biotech shall have the right to file patent applications or maintain patents for Immunosyn Inventions that relate in any way to SF-1019.  Argyll Biotech shall have a perpetual, worldwide, royalty free and no-cost license, including the right to sublicense and grant sublicensing rights to third parties, for all Immunosyn Inventions for the purpose of using, offering for sale, improving, manufacturing (including the right to have made), importing and selling SF-1019 including all of its improved versions.

(b)           The Parties agree to cooperate with each other to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents and patent applications pursuant to this Agreement.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

8.3           (a)           If Immunosyn learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (any of the foregoing, an “infringement”) by a third party with respect to SF-1019 or any related technology, or to any Trademark in any territory throughout the world, Immunosyn shall promptly notify Argyll Biotech and shall promptly provide Argyll Biotech with available evidence of such infringement.

(b)           Argyll Biotech shall have the first right, but not the duty, to institute patent or Trademark infringement actions against third parties.  If Argyll Biotech does not institute an infringement proceeding against an offending third party within 180 days of learning of such infringement or, in the event that a third party files a paragraph IV certification relating to any patent pursuant to 21 U.S.C. ss.3550)(2)(A)(vii)(IV) of the Hatch/Waxman Act (or any successor statute), if Argyll Biotech notifies Immunosyn that it does not intend to institute an infringement proceeding against such third party, Immunosyn shall have the right, but not the duty, to institute such an action with respect to any infringement by such third party; provided that Immunosyn may not enter into any settlement, consent judgment or other voluntary final disposition of such action which adversely effects SF-1019 or any Trademark without the prior written consent of Argyll Biotech.  The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing.  Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal Party thereto).  Each Party prosecuting any such infringement actions shall keep the other Party reasonably informed as to the status of such actions.  Any award paid by a third party as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse the Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated as follows:  (i) if Argyll Biotech has instituted and maintained such action alone, Argyll Biotech shall be entitled to retain such remaining funds; (ii) if Immunosyn has instituted and maintained such action alone, Immunosyn shall be entitled to retain such remaining funds; or (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action.

(c)           Immunosyn shall have the first right, but not the duty, to institute patent infringement actions against third parties based on the use of Immunosyn Inventions which are used in the development, use, manufacture, distribution, promotion and/or sale of SF-1019.  If Immunosyn does not institute an infringement proceeding against an offending third party within 180 days of learning of such infringement or, in the event that a third party files a paragraph IV certification relating to any Immunosyn Inventions pursuant to 21 U.S.C. ss.3550)(2)(A)(vii)(IV) of the Hatch/Waxman Act (or any successor statute), if Immunosyn does not institute an infringement proceeding against such third party within 30 days of receipt of notice of such paragraph IV certification, Argyll Biotech shall have the right, but not the duty, to institute such an action with respect to any infringement by such third party; provided that Argyll Biotech may not enter into any settlement, consent judgment or other voluntary final disposition of such action which adversely effects any Immunosyn Inventions without the prior written consent of Immunosyn, which will not be unreasonably withheld.  The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing.  Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal Party thereto).  Each Party prosecuting any such infringement actions shall keep the other Party reasonably informed as to the status of such actions.  Any award paid by a third party as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse the Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated as follows:  (i) if Immunosyn has instituted and maintained such action alone, Immunosyn shall be entitled to retain such remaining funds; (ii) if Argyll Biotech has instituted and maintained such action alone, Argyll Biotech shall be entitled to retain such remaining funds; or (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

8.4           (a)           In the event of the institution or threatened institution of any suit by a third party against Immunosyn for patent or Trademark infringement involving only the manufacture, use, distribution, sale or marketing of SF-1019, Immunosyn shall promptly notify Argyll Biotech in writing of such suit.  Argyll Biotech shall be required to diligently defend such suit at its own expense, shall control the defense of such action and, subject to Section 8.4(c), shall be responsible for all damages incurred as a result thereof and shall indemnify Immunosyn in connection therewith.  Immunosyn hereby agrees to in good faith assist and cooperate with Argyll Biotech, in the defense of any suit related to SF-1019 or any Trademark (including, without limitation, consenting to being named as a nominal Party thereto).  During the pendency of such action and thereafter, Immunosyn shall continue to make all payments due under this Agreement.  If Argyll Biotech finally prevails and receives an award from such third party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be retained entirely by Argyll Biotech.

(b)           In the event of the institution or threatened institution of any suit by a third party against Immunosyn for patent infringement involving the Immunosyn Inventions which are used in the development, use, manufacture, distribution, promotion and/or sale of SF-1019 Product(s), Immunosyn shall promptly notify Argyll Biotech in writing of such suit.  Immunosyn shall be required to diligently defend such suit at its own expense, shall control the defense of such action and shall be responsible for all payment of damages incurred as a result thereof (or payment of any license fees incurred in connection with any license obtained by the Parties from such third party); provided that (A) to the extent that such suit relates to Immunosyn Inventions used solely by Argyll Biotech, Argyll Biotech shall diligently defend such suit at its own expense, shall control the defense of such action and shall be responsible for all payment of damages incurred as a result thereof (or payment of any license fees incurred in connection with any license obtained by Argyll Biotech from such third party) and (B) to the extent that such suit relates to Immunosyn Inventions used by both Immunosyn and Argyll Biotech, the Parties shall cooperate in the defense of such action and shall be responsible for payment of damages incurred as a result thereof (or payment of any license fees incurred in connection with any license obtained by the Parties from such third party) on a basis which is proportionate to their relative usage (as reflected by sales and similar objective criteria) of such Immunosyn Inventions.  In the event that a Party is solely responsible for defending an action involving Immunosyn Inventions, the other Party shall assist and cooperate with such Party, at such Party’s reasonable request and expense.  If a Party which is solely responsible for defending an action involving Immunosyn Inventions finally prevails and receives an award from such third party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be retained entirely by such Party.  If the Parties cooperate in the defense of an action involving Immunosyn Inventions pursuant to (B) above and such Parties finally prevail and receive an award from such third party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be shared on an equitable basis by the Parties.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

(c)           In the event that Argyll  Biotech (A) determines that a license under third party patents or Trademarks should be obtained to avoid infringement of such third party patents or Trademarks to make, have made, use or sell SF-1019 in any country(ies) in the world, or royalties should be paid to such third party in respect of sales of such product anywhere in the world, or (B) if Argyll Biotech or Immunosyn finally loses and is required to pay damages or an award to a third party as a result of an action commenced under Section 8.4(a) (whether by way of judgment, award, decree, settlement or otherwise); then the Royalty and purchase price for SF-1019 due from Immunosyn to Argyll Biotech pursuant to Sections 5.1 shall be increased by an amount sufficient to reimburse Argyll Biotech for the amount of such damages within a period not to exceed three years.

9.           PUBLICATION; CONFIDENTIALITY

9.1           The Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement.  However, the Parties also recognize the importance of acquiring patent protection.  Consequently, subject to any applicable laws or regulations obligating any Party to do otherwise, any proposed publication by any Party shall comply with this Section 9.  All publications, whether written or oral, shall be prepared in accordance with the joint publication strategy established and approved jointly by Argyll Biotech and Immunosyn.  At least 45 days before a manuscript is to be submitted to a publisher, the publishing Party will provide the other Party with a copy of the manuscript.  If the publishing Party wishes to make an oral presentation, it will provide the other Party with a summary of such presentation at least 30 days before such oral presentation and, if an abstract is to be published, 30 days before such abstract is to be submitted.  Any oral presentation, including any question period, shall not include any Confidential Information (as defined below) unless the Parties otherwise mutually agree in writing in advance of such oral presentation.

9.2           Argyll Biotech and Immunosyn will each review the manuscript, abstract, text or any other material provided to it under Section 9.1 to determine whether patentable subject matter is disclosed.  The non-publishing Party will notify the publishing Party within 30 days of receipt of the proposed publication if the non-publishing Party, in good faith, determines that patentable subject matter is or may be disclosed, or if, in good faith, it believes Confidential Information is or may be disclosed.  If it is determined by the non-publishing Party that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed 60 days from the non-publishing Party’s receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter.  In the event that the delay needed to complete the filing of any necessary patent application will exceed the 60-day period, the Parties will discuss the need for obtaining an extension of the publication delay beyond the 60-day period.  If it is determined in good faith that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

9.3           The Parties agree to the terms of the confidentiality and non disclosure as set forth in this Section.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of protection for Confidential Information (as defined below) received from the other Party shall be ten (10) years from the date of receipt.  The receiving Party, its affiliates and its licensees shall ensure that their respective employees, officers, directors and other representatives shall keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the disclosing Party, its affiliates or its licensees or developed under or in connection with this Agreement, including the terms of this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information:  (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, shall be deemed “Confidential Information”).

9.4           The restrictions contained in Section 9.3 shall not apply to Confidential Information that:  (i) is submitted by the recipient to governmental authorities to facilitate the issuance of regulatory approval for SF-1019 unless such submission is submitted in confidence, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to third parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, or marketing trials; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of disclosing Party’s Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

9.5           Each Party shall use, and cause each of its affiliates and its licensees to use, any Confidential Information obtained by such Party from the disclosing Party, its affiliates or its licensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

9.6           Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the disclosing Party, its affiliates and/or its licensees from any violation or threatened violation of this Section 9.

10.           REPRESENTATIONS AND WARRANTIES

10.1           Each Party represents and warrants to the other Party, as of the execution date of this Agreement, that:

(a)           Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)           Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement and has full power and authority to enter into this Agreement and perform its obligations under this Agreement;

(c)           This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms, subject to and limited by:  (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief;

(d)           Such Party is not required to obtain the consent, approval, order, or authorization of any third party, or complete any registration, qualification, designation, declaration or filing with, any federal, state, local, or provincial governmental authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including, without limitation, the grant of rights to the other Party pursuant to this Agreement, or such Party has done so;

(e)           The execution and delivery of this Agreement, and the performance by such other Party of its obligations under this Agreement, including without limitation the grant of rights to the other Party pursuant to this Agreement, will not:  (i) conflict with, nor result in any violation of or default under any such instrument, judgment, order, writ, decree, contract or provision; (ii) give rise to any event that results in the creation of any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any third party or breach any obligation that such Party has to any third party; and

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

(f)           all data and information provided by one Party to the other Party is accurate and complete in all material respects and contains no material errors or omissions.

10.2           To the best of its knowledge, Argyll Biotech represents and warrants to Immunosyn, as of the execution date of this Agreement, that:

(a)           Argyll Biotech believes that it is the owner of, or has exclusive rights to, all of the patents and Trademarks necessary to produce and manufacture SF-1019 for the Licensed Use, and has the exclusive right to grant the rights granted under this Agreement therefor.  To the knowledge of Argyll Biotech, all of such patents and Trademarks are valid, in full force and effect and have been maintained to date, and are not the subject of any interference or opposition proceeding except as otherwise disclosed;

(b)           Argyll Biotech (i) is not aware of any asserted or unasserted claims, interferences, oppositions or demands of any third party against SF-1019 or the Trademarks in existence as of the execution date of this Agreement; and (ii) to the knowledge of Argyll Biotech, the Parties’ practice of any invention claimed in such patents or the exercise of any rights to SF-1019 or the Trademarks as contemplated by this Agreement do not infringe any patent or other intellectual property right of any third party; and

(c)           except as otherwise disclosed, Argyll Biotech has rights to all of the know-how relating to the manufacture and use of SF-1019 in existence on the execution date of this Agreement and the right to grant all rights with respect thereto granted to Immunosyn pursuant to this Agreement.

10.3           To the best of its knowledge, Immunosyn represents and warrants to Argyll Biotech, as of the execution date of this Agreement, that:

(a)           Immunosyn:  (i) is not aware of any asserted or unasserted claims, interferences, oppositions or demands of any third party against it with regard to the patents and trademarks necessary to market, distribute, sell, and promote SF-1019 for the Licensed Use; and (ii) to the knowledge of Immunosyn, the Parties’ practice of any invention claimed in such patents or the exercise of any rights to SF-1019 or the Trademarks as contemplated by this Agreement do not infringe any patent or other intellectual property right of any third party;

(b)           Immunosyn has rights to all of the know-how relating to marketing, distribution, sale and promotion of SF-1019 in existence on the execution date of this Agreement pursuant to this Agreement;

(c)           Immunosyn’s marketing, sale and distribution of SF-1019 for the Licensed Use, in accordance with the terms of this Agreement, do not infringe upon or conflict with any patent or other proprietary rights of any third party; and

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

(d)           all of the data and information provided to Argyll Biotech by Immunosyn relating to SF-1019 and the Trademarks is accurate and complete in all material respects and contains no material errors or omissions.

11.           RECALL AND INDEMNIFICATION

11.1           In the event that either Party learns that any regulatory authority in any country has alleged or proved that SF-1019 does not comply with applicable rules and regulations in such country, it shall notify the other Party immediately.  Argyll Biotech shall conduct any appropriate investigation and shall make a determination as to the disposition of any such matter.  If Immunosyn is required or if Argyll Biotech should deem it appropriate to recall any SF-1019, Argyll Biotech shall bear the costs and expenses associated with such recall, unless the predominant cause of such recall results from Immunosyn’s willful wrongdoing or negligence, in which case Immunosyn shall bear all costs and expenses associated with such recall.

11.2           Immunosyn shall indemnify, defend and hold harmless Argyll Biotech and its respective affiliates, and respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) to the extent arising out of or resulting from:

(a)           negligence, recklessness or wrongful intentional acts or omissions of Immunosyn or its affiliates and respective directors, officers, employees and agents, in connection with the work performed by Immunosyn under the clinical development plans or the fulfillment of Immunosyn’s obligations under the marketing plans;

(b)           any use, distribution or sale of SF-1019 by Immunosyn or its affiliates or due to any negligence, recklessness, or wrongful intentional acts or omissions by or strict liability of, Immunosyn or its affiliates and their respective directors, officers, employees and agents; or

(c)           due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Immunosyn or its affiliates, and their respective directors, officers, employees and agents.

11.3           Argyll Biotech shall indemnify, defend and hold harmless Immunosyn and its affiliates, and their directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) to the extent arising out of or resulting from:

(a)           negligence, recklessness or wrongful intentional acts or omissions of Argyll Biotech or its affiliates and respective directors, officers, employees and agents, in connection with the work performed by Argyll Biotech under the clinical development plans or the fulfillment of Argyll Biotech’s obligations under the marketing plans; or

(b)           due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Argyll Biotech or its affiliates, and their respective directors, officers, employees and agents.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

11.4           In the event that any person (an “Indemnitee”) entitled to indemnification under Sections 11.2 or 11.3 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or any of the other parties) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

11.5           As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnitee in connection with enforcement of Sections 11.2 and 11.3 shall also be reimbursed by the indemnifying Party.

12.           TERM AND TERMINATION

12.1           This Agreement shall become effective as of the date set forth above and, unless earlier terminated pursuant to the other provisions of this Section 12, shall expire on the later of (i) 10 years from the date when SF-1019 is commercially sold, or (ii) from the date on which the sale of SF-1019 ceases to be covered by a valid claim within a patent which is licensed to Immunosyn by Argyll Biotech pursuant to Section 2.2, on a country-by-country, and product-by-product basis.

12.2           Argyll Biotech may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that Immunosyn shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for 180 days after written notice thereof was provided to Immunosyn by Argyll Biotech (or, if such default cannot be cured within such 180-day period, if Immunosyn does not commence and diligently continue actions to cure such default during such 180-day period).  Any such termination shall become effective at the end of such 180-day period unless Immunosyn has cured any such breach to Argyll Biotech’s complete satisfaction or default prior to the expiration of such 180-day period (or, if such default cannot be cured within such 180-day period, if Immunosyn has commenced and diligently continued actions to cure such default).  The right of Argyll Biotech to terminate this Agreement, as provided in this Section 12.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

12.3           Immunosyn shall have the right to terminate this Agreement in the event that it determines, in its reasonable discretion and after thorough review and analysis, that there exists a significant concern regarding a regulatory or patient safety issue that would seriously impact the long-term viability of SF-1019.  The Agreement shall immediately terminate upon a non-rebutted, conclusive finding by Immunosyn that there exists a significant concern regarding a regulatory or patient safety issue that would seriously impact such long term viability.  In the event of such termination, any remaining obligation of Immunosyn to pay the Royalty shall immediately terminate and Argyll Biotech shall have no claim therefore; provided, however, that Argyll Biotech shall have no liability in such event to return or repay any portion of the License Fee previously paid to it by Immunosyn unless otherwise agreed by the Parties.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

12.4           If this Agreement expires pursuant to its terms or is terminated by any Party pursuant to this Section 12, in addition to any other remedies available to the Parties at law or in equity:  (i) Immunosyn shall promptly transfer to Argyll Biotech copies of all data, reports, records and materials in their possession or control that relate to SF-1019, and return to Argyll Biotech all records and materials in its possession or control containing Confidential Information of Argyll Biotech or Confidential Information of Immunosyn that relates in any way to SF-1019 (provided that Immunosyn may keep one copy of such Confidential Information of Argyll Biotech for archival purposes only); and (ii) Argyll Biotech shall promptly return to Immunosyn all relevant records and materials in Argyll Biotech’s possession or control containing Confidential Information of Immunosyn (provided that the Argyll Biotech may keep one copy of such Confidential Information of Immunosyn for archival purposes only).

13.           LIMITATION OF LIABILITY

13.1           IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR FOR ANY CLAIM BY ANY OTHER PARTY, INCLUDING WITHOUT LIMITATION, LOST PROFITS, RESULTING FROM EXERCISE OF THIS LICENSE OR MANUFACTURE, SALE, OR USE OF THE INVENTION OR PRODUCTS OR INTELLECTUAL PROPERTY LICENSED HEREUNDER EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE GRANTING OR USE OF THE SUBLICENSE HEREUNDER THAT EXCEED ANY PAYMENTS RECEIVED FROM A PARTY.

13.2           Argyll Biotech makes no representation, warrants, either express or implied, or covenants hereunder regarding this license and the products licensed hereunder.  The inventions and technology licensed hereunder are provided without a warranty of merchantability or fitness for a particular purpose or any other warranty, express or implied.  Argyll Biotech makes no representation or warranty that the products and/or services licensed hereunder will not infringe any patent or other proprietary right or confer by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of Argyll Biotech other than as expressly stated herein.

14.           FORCE MAJEURE

14.1           Neither of the Parties shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying.  For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers.  In such event Argyll Biotech or Immunosyn, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue.  The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter.  To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

15.           DISPUTE RESOLUTION

15.1           Subject to the arbitration agreement in Section 15.2, the federal and state courts having jurisdiction over San Diego County, California shall have exclusive jurisdiction and venue over all judicial proceedings involving the Parties under this Agreement.  Both Parties agree to the exclusive personal jurisdiction of said courts.

15.2           In the event of any dispute arising out of or related in any way whatsoever to this Agreement, the Parties agree to submit all such disputes to a confidential, binding arbitration in accordance with California law in the City of San Diego.  A Party may initiate arbitration by serving the other Party with written notice making reference to this Agreement, describing the dispute to be arbitrated, and naming its arbitrator.  The Party receiving the notice shall respond in writing within fourteen (14) business days by naming its arbitrator and describing any additional disputes or counterclaims it wishes to have resolved.  The two Parties’ arbitrators shall then appoint a third arbitrator who shall serve as the chairman of the proceedings.  In the event the Party receiving the initial notice fails to nominate its arbitrator within the specified time period, the arbitrator appointed by the Party initiating the arbitration shall serve as the sole arbitrator with power to make a decision and render a binding award.  All arbitrators appointed in accordance with this Agreement shall be experienced in the field of licensing biotechnology, and the chairman shall be an attorney having experience litigating in said field.  The award maybe confirmed by any court having jurisdiction over the Parties.

16.           MISCELLANEOUS

16.1           Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties.  No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

16.2           No Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party, except that Argyll Biotech may assign its rights and transfer its duties hereunder, without the consent of Immunosyn, to (A) a directly or indirectly wholly-owned subsidiary of Argyll Biotech, or (B) to any assignee of all or substantially all of its business (or that portion of its overall business of which this Agreement is a part (e.g. all of its biopharmaceutical business).

16.3           Any books and records to be maintained under this Agreement by a Party or its affiliates shall be maintained in accordance with generally accepted accounting principles.

16.4           Solely to the extent necessary to allow any Party to use it rights and perform its obligations under this Agreement, each Party hereby grants to the other Party and its affiliates the rights to use patents, know-how and Immunosyn Inventions (as applicable) in accordance with this Agreement.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

16.5           (a)           Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

In the case of Argyll Biotech, to:

Argyll Biotechnologies, LLC
10815 Rancho Bernardo Road
Suite 101
San Diego, CA  92127
Attn:  CEO

In the case of Immunosyn, to:

Immunosyn Corporation
10815 Rancho Bernardo Road
Suite 101
San Diego, California 92127
Attn:  President

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof.  If notice is delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.  If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

16.6           Except as otherwise provided herein, Argyll Biotech and Immunosyn shall not have any right, express or implied, to use in any manner the name or other designation of the other or any other trade name, trademark or logos of the other Party for any purpose in connection with the performance of this Agreement.

16.7           Except as otherwise provided herein, neither Argyll Biotech no Immunosyn shall make any public announcement concerning this Agreement or the subject matter hereof without first consulting with the other Party and providing such Party with a reasonable opportunity to comment on such proposed public announcement except as may be required by the U.S. securities laws.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

16.8           A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any Party.

16.9           Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any SF-1019 product sold under this Agreement without compliance with applicable laws.

16.10          When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, provided such invalid term is not fundamental to the Agreement.

16.11          No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

16.12          This Agreement shall be governed by and interpreted in accordance with the laws of the State of California as if the dispute arose in California between citizens of California without regard to any conflicts of law principles that might otherwise apply.

16.13          This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

16.14          All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

16.15          This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

License Agreement
        Argyll Biotechnologies LLC
        Immunosyn Corporation

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

ARGYLL BIOTECHNOLOGIES, LLC

By:	/s/ James T. Miceli
James T. Miceli
CEO

IMMUNOSYN CORPORATION

By:	/s/ Stephen D. Ferrone
Stephen D. Ferrone
President